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                                                                  EXHIBIT 99.B10

                      [GOODWIN, PROCTER & HOAR LETTERHEAD]



                                January 16, 1991



Universal Capital Investment Trust
One Oakbrook Terrace
Oakbrook Terrace, Illinois 60181

Gentlemen:

     This opinion is rendered by us as special Massachusetts counsel to Universal Capital Investment Trust, organized pursuant to Agreement and Declaration of Trust dated October 18, 1990, as amended, as what is commonly called a Massachusetts business trust (the "Trust") in connection with the registration on Form N-1A and proposed sale of an indefinite number of shares of beneficial interest, without par value, of the series designated Universal Capital Growth Fund (the "Registered Shares") pursuant to Registration Statement filed by the Trust under the Securities Act (Registration No. 33-376618) and the Investment Company Act (File No. 811-6212) (the "Registration Statement").

     As such special Massachusetts counsel, we assisted in the organization of the Trust in the Commonwealth of Massachusetts. We have examined the Trust's Agreement and Declaration of Trust, as amended, on file at the office of the Secretary of the Commonwealth of Massachusetts, the Bylaws of the Trust, and a Certificate of the Secretary of the Trust concerning certain actions of Trustees of the Trust. Although we did not participate in the preparation of the Registration Statement, we have also reviewed the Registration Statement; we assume for purposes of the opinion that no Registered Shares will be issued or sold other than pursuant to an effective Registration Statement.

     Based upon the foregoing, we are of the opinion that the Registered Shares, when issued and paid for in accordance with the then effective Prospectus contained in the Trust's Registration Statement, will be legally issued, fully paid and nonassessable by the Trust.

     We consent to this opinion being filed as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        Goodwin, Procter & Hoar